EXHIBIT 99.1

CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. – EVP & CFO

CONFERENCE CALL PARTICIPANTS
Bill Crow Raymond James & Associates, Inc. – Analyst
Chris Woronka Deutsche Bank – Analyst
Rich Hightower Evercore ISI - Analyst
Lukas Hartwich Green Street Advisors - Analyst
Wes Golladay RBC Capital Markets - Analyst
Shaun Kelley BofA Merrill Lynch - Analyst
Michael Kodesch MLV & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2014 Strategic Hotels & Resorts earnings conference call. My name is Tracy, and I will be your operator today.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

Now I would like to turn the call over to Jon Stanner, Senior Vice President, Capital Markets, Acquisitions and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts fourth quarter 2014 earnings conference call.

Our press release and supplemental financials were distributed yesterday and are available on the Company's website in the Investor Relations section. We are hosting a live webcast of today's call which can be accessed by the same section of the site, with the replay of today's call also available for the next month.

Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market in the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning, everyone.

Yesterday we reported another exceptional quarter of operating and financial results that capped an extremely active and very successful year for the Company. During today's call, I will spend some time reviewing what we accomplished during the year and how our many transactions in 2014 and the first part of 2015 have elevated the quality of our already best-in-class portfolio, further deleveraged the balance sheet and positioned the Company for continued growth.

I will next review some of the trends we saw throughout the year, and specifically the fourth quarter, and how we are viewing 2015, including addressing the well-publicized questions around luxury growth and how it has performed against other segments. Diane will review our fourth quarter and full year results in more detail and reflect on the great progress we made on the balance sheet in the last 12 months. She will also provide you with the details on our 2015 guidance, which we released yesterday.

By almost any measure, 2014 was a tremendously successful year for Strategic. We completed approximately $4 billion worth of transactions in 2014 and the first 30 days of this year, including the acquisition or buyout of JV interests in four world-class assets valued at over $1.5 billion.

Most recently, we closed on the purchase of the 250-room Montage Laguna Beach resort, which, as many of you know, is truly one of the great resort destinations in the country. We've budgeted the hotel to achieve a $600 ADR and $1,000 in Total RevPAR in 2015, which would make it the best performing asset in our portfolio on these two metrics. More importantly, we believe there is a tremendous amount of operational upside to further enhance our yield and overall returns on the asset.

In December, we acquired the 210-room Four Seasons Scottsdale Resort at Troon North, the AAA five-diamond resort located on 40 acres in the northern region of Scottsdale.

These two hotels are both the clear rate leaders in their respective markets and the acquisitions reflect the continuation of our strategy to build a portfolio of world-class, irreplaceable assets in the best markets in North America.

You will also recall earlier in the year we bought out our JV partners’ ownership interests in both the Fairmont Scottsdale Princess and the Hotel del Coronado, further solidifying our portfolio and simplifying our ownership and balance sheet structure. Over the past several quarters, we have spent a lot of time talking about our desire to grow the portfolio, and we purposely took a very disciplined approach to evaluating potential acquisitions, which resulted in us not only being thrilled with the quality of the real estate we were able to buy but also the prices at which we were able to transact. Combined, we acquired the four hotels on a blended 13.7 times multiple based on budgeted 2015 EBITDA.

We also completed roughly $2.5 billion of balance sheet transactions over the past 12 months, including refinancing over $900 million of debt. We raised approximately $770 million of common equity in three separate offerings and all at increasingly higher prices. We redeemed all of our remaining three series of preferred equity totaling $289 million, which will save us over $24 million in annual dividend payments.

We terminated our $400 million interest rate swap portfolio that had a well above market weighted average interest rate of 5.09%, which saved us nearly $12 million in cash interest expense in 2014.

Early in 2014, we recycled over $400 million of capital through the sale of two international assets, the Four Seasons in Punta Mita and the Marriott Grosvenor Square in London, which effectively eliminated the Company's exposure to international markets. All of this resulted in a reduction of our total leverage from nearly 7 times to under 5 times and this put us in our targeted 3 to 5 times Net Debt to EBITDA range.

We intend to continue to manage the balance sheet in a prudent manner, and we will look for opportunities to further deleverage beyond what will naturally occur through expected EBITDA growth to the lower end of our ranges as we progress through the cycle. As a Company, we have crossed the $1 billion threshold for total consolidated revenue in 2014, and our portfolio of hotels achieved an exceptional $300 average rate and over $420 Total RevPAR for the year.

Our fourth quarter results reflected a continuation of the strong operating fundamentals we've seen across the industry, and specifically in the higher end of the chain scales over the past several years. RevPAR grew 7.3% for the quarter and 6.3% for the full year, both driven almost entirely by a 5.9% and 5.5% increase in average rates, respectfully.

I will let Diane take you through more of the details, but thematically, we saw a strong group business drive our results and relative outperformance in our resort portfolio. Revenue contribution from outside of the room spending materially outperformed our expectations during 2014 and suggests there is still upside in our portfolio as group dynamics continue to improve.

Non-rooms revenue increased 8.6% in 2014 and helped drive a 7.4% increase in Total RevPAR, which we believe was among the strongest if not the strongest in the industry. For a point of reference, when we gave our initial 2014 guidance ranges about a year ago, we expected Total RevPAR to increase between 4.5% and 6.5% for the year.

We talked a lot about growth in ancillary spending as a key driver of our business and the importance of metrics such as Total RevPAR and GOP or EBITDA per room as a more meaningful reflection of the performance of our portfolio than simply focusing on RevPAR growth. As part of our ordinary revenue management initiatives, we routinely analyze the benefits of taking a typically higher-rated transient room night against taking a group room night that logically carries higher non-room spending.

Let me give you an example. At the Ritz-Carlton Laguna Niguel, our non-ocean facing transient rooms yielded a 60% higher average rate than our actualized group rate for the year. However, that same group night generated over three times more ancillary spending and, even though it flows through at a lower margin, it produced a nearly 10% higher profit per room than the transient night. This not only highlights the importance of proactive and efficient revenue management, but why we continue to emphasize the importance of total spending patterns and the limitations of focusing solely on STR reported room revenue data.

Let's talk a little bit about resort versus urban performance. Our resort portfolio grew RevPAR over 8% for the year, compared to our urban portfolio of just under 5%. Given our recent investments in resort hotels, we spent a great deal of time studying and understanding the fundamental dynamics of that business, particularly as it relates to resort performance relative to urban hotels at this point in the cycle. Resorts were clearly more volatile in the downturn and urban hotels have generally led this recovery from a RevPAR perspective, primarily driven by lower occupancies at resorts as a result of less group demand.

However, when we look at the total spending dynamics and the ability to flow that incremental revenue to the bottom line, resorts have actually outperformed urban hotels, particularly in the last couple of years. For example, RevPAR at our urban hotels finished 2014 approximately 12% higher than the previous peak compared to our resort properties, which are only about 8% higher. However, both Total RevPAR and EBITDA per room tell a different story, and, in our resort portfolio, both of these metrics have surpassed our urban portfolio relative to previous peak, which reflects our ability to mix high-quality customers with high ancillary spend and convert that into better overall profitability.

This is in spite of our urban portfolio running about 7.5 occupancy points higher than our resort portfolio. At the previous peak, this delta was only about 2.5 points. This all helps support our thesis around the increasingly positive dynamics in resorts and their ability to continue to produce better than average growth at this point in the cycle, which should again be the case in our portfolio in 2015.

For 2015, we initiated our guidance yesterday and expect RevPAR to grow between 5% and 7% for the year, which translates into a very healthy 13% to 25% increase in FFO per share. Obviously, our guidance reflects another year of solid growth in our portfolio, and we believe that fundamentals in our business remain quite strong.

Group pace for 2015 is down slightly compared to last year, but this is almost entirely attributable to having 22,000 fewer rooms on the books at the Westin St. Francis given the Moscone Convention Center renovation plan for the second half of the year. Excluding the St. Francis, the definite room nights on the books for 2015 are approximately 3% above last year at rates about 3% higher. While growth rates in our portfolio moderated somewhat from earlier in the recovery, we still believe there is plenty of room left in the cycle for growth, particularly given the general lack of competitive supply coming into our markets.

It is important to remember that luxury has significantly outperformed so far in this recovery, and we naturally have started to run up against some difficult comparisons. For example, since 2009, luxury RevPAR has grown about 9.1% on a compounded annual basis, compared to 6.7% for the industry as a whole. However, given how far luxury declined in the previous downturn, RevPAR in this segment of the industry is approximately 12% above previous peak, which trails the broader industry that is at 13.4% above peak. RevPAR in our portfolio specifically, which is a mixture of luxury and upper-upscale assets, is 9.4% higher than previous peak.

Interestingly, when we look at Total RevPAR, our portfolio is only 8.5% above previous peak, and 2014 represented the first year that Total RevPAR growth exceeded RevPAR growth, suggesting once again that as we see a greater propensity to spend amongst our guests, particularly groups, there is much more room to grow our overall top line. While growth in the luxury segment was slow on a relative basis in 2014, we believe this was attributable to a few specific markets and a temporary blip in demand over the summer.

As you are all probably aware, luxury growth as reported by Smith Travel, is heavily influenced by the performance of New York and Washington, D.C. luxury hotels, but not necessarily indicative of the trends in our portfolio specifically. For example, New York represents 13% of all luxury rooms as reported by Smith Travel, but only about 4% of our portfolio. Similarly, D.C. represents 6% of total luxury rooms and less than 3% of our portfolio. These two markets combined reduced STR reported luxury RevPAR growth by nearly a full percentage point in 2014.

Our hotels in these two markets, the JW Marriott Essex House and the Four Seasons Washington, D.C., were up approximately 3% for the year, roughly in line with those markets. By contrast, the San Francisco, Los Angeles, Orange County and San Diego markets, as well as the Phoenix/Scottsdale market, all grew around 10% in 2014, and we have more than 55% of our room count in those stronger markets. We also reinvested in both Southern California and Scottsdale given what we view to be favorable market dynamics for the foreseeable future.

You will recall from our second quarter call, we discussed the temporary slowdown we saw in luxury demand over a six-week period during the summer that reduced luxury RevPAR growth for the year another 60 basis points. So in total, the blip over the summer in the two major markets reduced luxury RevPAR growth from 8% to 6.5%.

Our corporate objectives for 2015 are guided by the same principles that have governed our actions over the past several years. We have always prided ourselves on having the industry's best asset management platform, and though we cannot control the global economy or even local market demand dynamics, we are keenly focused on our ability to drive superior market share penetration and margin performance.

We still believe there's time left in the cycle to grow our portfolio; with the understanding that, as asset prices have risen, our ability to buy hotels has become more dependent on being able to add value that was not realized by previous ownership. This often involves the implementation of our asset management initiatives or potentially a prudent and well-planned capital investment program. We will continue to look for assets that fit our profile: luxury and upper-upscale hotels in gateway urban markets and key resort destinations characterized by high barriers to entry, multiple demand drivers and complex revenue streams.

Maintaining appropriate leverage levels and a flexible and well-capitalized balance sheet remains of paramount importance. We've clearly made tremendous strides on our balance sheet but our work is not complete. We will seek ways to continue to delever and drive our overall cost of capital down. And finally, we will explore opportunities to recycle capital through the sale of certain non-core assets, most notably the Hyatt Regency La Jolla and the Marriott Lincolnshire.

While we cannot commit to timing or pricing, these assets are not consistent with our overall portfolio strategy, and we believe there is a more productive use for that capital. So in summary, we are extremely pleased with our performance in 2014 and excited about the prospects for continued success this year.

With that, I'll turn the call over to Diane to discuss the results of the fourth quarter and full year, our balance sheet activity and our 2015 guidance in more detail. Diane.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thank you, Rip. Good morning everyone.

Yesterday we reported fourth quarter Comparable EBITDA of $63.7 million compared to $58.3 million in 2013, a 9.2% increase, and FFO per share of $0.17 which was a 21.4% increase compared to the fourth quarter of 2013. Both of these metrics were in line with our expectations and consensus estimates.

Same Store U.S. RevPAR grew 7.3% during the quarter driven by a 5.9% increase in ADR and a one percentage point increase in occupancy. Total RevPAR increased just under 7%. Please note that our Same Store portfolio being reported for the fourth quarter and full year 2014 excludes the recently purchased Four Seasons Scottsdale and the Montage Laguna Beach hotels.

In the first quarter of 2015, we will begin reporting two separate portfolios. Our Same Store portfolio will continue to exclude these two recently purchased assets, but we will also report a Total U.S. portfolio that includes these two hotels. Going into the fourth quarter, we knew we had a very strong base of group business on the books and intentionally took more group rooms that compressed some transient business out of our mix. Group room nights in the quarter increased nearly 7% at rates 6% higher than the fourth quarter of 2013.

The Fairmont Chicago had a particularly strong quarter as group room nights increased 69% driven by strong corporate demand and improved citywide compression. Group room nights at the Ritz-Carlton in Laguna Beach increased 20% year over year. While transient room nights declined 2.2% in the quarter, transient rates increased 6.4%. We had a strong transient quarter at our resort properties, where ADR increased 9%, largely driven by a 17% increase at the Ritz-Carlton Half Moon Bay, a 15% increase at the Ritz-Carlton Laguna Niguel and a 14% increase at the Hotel del Coronado.

Our resort portfolio was particularly strong during the quarter as RevPAR increased 11% year over year. For the full year, we reported Comparable EBITDA of $249 million and FFO per share of $0.68, which was a 58% increase over 2013. RevPAR growth was 6.3%, again primarily driven by a 5.5% increase in ADR. Group room nights for the year increased 6.5%, led by the Westin St. Francis, our largest group house, which grew 15%. The Hotel del Coronado experienced an impressive 13% increase in group room nights over 2013.

Though we have certainly seen a pickup in group business, we are still roughly 66,000 room nights or 7% below previous peak, which leads us to believe there is still room to grow that segment of our business. Similar to the fourth quarter, strong group growth displaced some transient room nights as we begin to approach peak occupancies across the portfolio. Transient room nights for the full year declined a little over 3%, but that was more than offset by a 7% increase in ADR. Importantly, ADR in our highest rate premium transient segment increased 15%, reflecting our ability to continue to push rates at the highest price points.

For the full year, non-rooms revenue grew a very strong 8.6%. Banquet revenues grew 10% and outlet revenues increased 7% as group spend per occupied room was up 4.3% for the year. EBITDA margins expanded 160 basis points in both the fourth quarter and for the full year. It is important to highlight that, in order to make for better year-over-year comparisons, we have adjusted our margin expansion statistics to exclude payments reported pursuant to that Marriott NOI guarantee at the Essex House and other adjustments made in accordance with the industry's adoption of the 11th Edition of USALI beginning in January 2015.

During 2014, we received $8.8 million in guaranteed payments from Marriott related to the Essex House NOI guarantee. As you'll recall, the guarantee in aggregate totals $40 million, but only the first $20 million is nonrefundable. Because we have begun to draw on the refundable portion of the guarantee, we are unable to record these payments into GAAP income, and therefore only recognized $5.8 million through GAAP earnings in 2014.

In 2013, we received $12.8 million under the Marriott guarantee, which was fully recognized in that year's earnings. We still have $17 million available under the refundable portion of the guarantee.

As Rip mentioned, New York has been a choppy market, and the Essex House has not been entirely immune to the new supply that has come on-line. However, we remain long-term very bullish on both the market and particularly our hotel located right on Central Park South. Despite the challenging market conditions, in the little over two years since we have owned the asset, we have increased group room nights by 50%, which has led to a 15% aggregate increase in RevPAR, while the comp set increased less than 8%. EBITDA at the Essex House has more than tripled over that time, even excluding any payments received on the guarantee.

More broadly and portfolio wide, increases in incentive management fees reduced our margin expansion by roughly 40 basis points for the year as incentive fees increased $4.4 million as compared to 2013. We had a couple of hotels begin to pay incentive fees in 2014, and we now have 9 of our 17 owned hotels in the incentive fee earnings category. For 2015, we project incentive fees to continue to be somewhat of a headwind on margin expansion, but the magnitude of the increase will be less so than in 2014.

As Rip mentioned, we have been extremely active managing the balance sheet. In 2014, and including the assumption of the $150 million mortgage we assumed in January with the acquisition of the Montage Laguna Beach, we completed nearly $1 billion of financing related activity that lowered our overall cost of debt by almost 50 basis points and lengthened our average maturity by nearly a full year. In total, we reduced our leverage, including preferred equity, by over two full turns and increased our liquidity by approximately $200 million for the year, all while driving a very impressive 58% increase in FFO per share.

We intend to launch a $250 million ATM program later this week. An ATM program will give us another tool to efficiently raise equity proceeds and match fund capital needs or further deleverage the balance sheet. We have only one debt maturity in 2015, the $117 million mortgage loan encumbering the Fairmont Scottsdale Princess. While we are still evaluating our options related to this loan, we currently have sufficient cash available to pay the loan off and completely unencumber the asset from debt.

This will be our second fully unencumbered asset along with the Four Seasons in Scottsdale, and that’s roughly half a billion dollar pool of unencumbered assets that give us balance sheet flexibility above and beyond our existing revolving credit facility. Our credit facility is currently completely undrawn, and we have full access to the $300 million of capacity. We also have currently roughly $130 million of cash at the corporate level and another $75 million at the hotel level.

Yesterday, we initiated guidance for 2015. For the year, we expect RevPAR growth to be in the range of 5% to 7% and Total RevPAR in the range of 4% to 6%. EBITDA margins are expected to expand 50 to 100 basis points. Comparable EBITDA is in the range of $300 million to $320 million and FFO per share between $0.77 and $0.85. We expect G&A to be in the range of $24 million to $26 million and interest expense between $90 million and $95 million of which roughly $14 million is non-cash interest expense.

Regarding capital spending, our FFE spending is expected to be approximately $55 million, and we intend to spend another $40 million to $50 million of owner-funded capital, including guestroom renovations at the InterContinental Chicago, Westin St. Francis and the Four Seasons Washington, D.C., as well as some work we are doing at the Loews Santa Monica.

What that, we'd now like to open it up for questions.

QUESTION AND ANSWER

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

For those of you who can hear us, we are waiting for the operator to open it up for questions. We apologize for the inconvenience. Please submit your questions by email.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

We were sent a question via email from Bill Crow of Raymond James on the tax question: Why are income taxes projected to be higher in 2015 versus actual in 2014?

There are a couple of different buckets driving income tax. First of all, we are subject at the corporate level to AMT taxes. Only 90% of NOLs can offset taxable income at the corporate level.

So unless you pay out 100% of your taxable income in dividends, we are subject again to partially paying income tax at the corporate level. That probably accounts for about $2 million of the increase in taxes. The balance of the increase is related to our DTRS, where again there is some income tax leakage and you do have to pay a certain percent of tax on profits.

As you know, we set up leases under our DTRS for each of our properties as required. They are three-year leases so you can't perfectly estimate and project the three years of profitability. We roll about four properties per year under new leases. So the long and short of it is of the $8 million that we are projecting for taxes, about 75% roughly relates to taxes at the DTRS and those leases are becoming more profitable this year and the balance is at the corporate level for AMT.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Until we get the operator, I will read a few questions that we've received via email. Bill Crow asked about our quest to increase exposure in the Northeast and the mid-Atlantic market.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We still look aggressively at those markets, Bill. As we've said, we are trying to be disciplined in every way in terms of what it is that we can afford or want to afford to pay for those assets. When we can create a deal that we like, we'll do it.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

From Chris Woronka at Deutsche Bank: Can you give a little color on the operational upside that you see at the Montage Laguna Beach and how you expect the management initiatives to play in there?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, the great news for us there is obviously we own an asset, the Ritz at Laguna is just down the street. They have about the same revenue. The Ritz is a larger asset, but the margins between the two assets are about 800 basis points different. There are some reasons for that in terms of some of the complexity in the food and beverage, but we believe that there is room there for our asset management team to create enhanced margin.

They are working on it as we speak. As many of you know who have been there, it's a wonderful asset. We would expect to be able to enhance its margins, and given its incredible location and quality, we think we can improve the bottom line.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

From Rich Hightower at ISI: Number one, can you remind us why total RevPAR growth is less than room RevPAR growth in your 2015 guidance?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It was in fact in 2014 when we put forth guidance last year. Absolute spending from a corporate standpoint is a little bit hard to predict. It rose dramatically last year. Will it rise at the same percentage point going forward? That was hard for us to estimate in that regard so that's why we're more comfortable today in the 4% to 6% range for Total RevPAR.

As we were talking about it this morning, our Total RevPAR in the portfolio is $424. So even a 4% to 6% increase is a substantial absolute dollar increase that can translate to the bottom line. We are comfortable where we are. We will continue to update you if the business trends continue to improve and that spending is enhanced.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Another question from Rich Hightower: Can you break down the impact on our guidance of the Marriott NOI guarantee and the upside that we're seeing at Troon and Montage and any renovation displacement in terms of just dollars, not necessarily basis points, on RevPAR?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Rich, you're asking a number of questions and some might be easier to talk about at the RevPAR level. First of all, there’s a lot of noise from the USALI adjustments. We'll just report that both actual and pro forma going forward. On the Marriott NOI guarantee, again we'll still have availability under the nonrefundable portion up to $21.5 million of NOI. We are projecting to fall short of that level on actual.

So anything above what we get actual will not flow through our GAAP earnings. But again, we will adjust to show you how it affects margins by taking out of both years. Renovation displacement on the RevPAR level is roughly 40 basis points and brought down our total RevPAR range of 5% to 7% by roughly 40 basis points.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

We have a couple of questions from Lukas Hartwich at Green Street: We're coming up on our third anniversary of the Essex House acquisition. Do you have any plans on visibility on what KSL plans to do with the put option? How are you thinking about that?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We are in constant communication with our partners at KSL. We're working through the options at this point, both in terms of what we can be doing with the asset itself because we continue to look at the various real estate options there, as well as their long-term interest in continuing to own the asset. As we have an answer there, we'll let you know.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

From Wes Golladay at RBC: What's driving resort performance? Are you seeing a pickup in incentive-based group meetings? And then secondly for you, Diane, it looks like you will build cash through the year. How do you think about deploying that cash before use of the ATM or would you like to maintain a certain cash balance at the end of the year?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Clearly on the resort side, the incentive group business is up. Group business overall is up. That's what I spent a fair amount of time talking about. The answer is yes and yes. And we continue to see that happening through the course of 2015.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Regarding cash balances, as I mentioned, basically that corporate cash we are sitting on now could be used to pay off the Princess mortgage which would be the most likely use of it. Regarding the ATM, we're just putting an ATM in place. We have never had one.

As you know, almost all REITs do have them. It's just a source to raise equity very cost effectively. We would only use it if we have an appropriate use of proceeds, whether it be again to continue to delever, for any major capital projects or if there were attractive acquisitions.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

A follow-up question from Chris Woronka: Can you give a little color on the degree of visibility on RevPAR and Total RevPAR? How much more visibility is there in to RevPAR is there in Total RevPAR for the year?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

In terms of clearly from a RevPAR perspective, it's the best judgment of all of our management teams across our portfolio. About 70% of our group business today is on the books. We feel pretty good about that today. That's good visibility there. As we have explained in the past, what has happened from a group spend perspective is that groups are spending more once they get on site.

They'll set up their meetings for a certain degree of spend and then they'll show up and spend a little bit more. And that happened in a big time way in 2014. Whether it happens in 2015, we'll just have to see. What you are seeing from a forecasting standpoint is what we have on the books, and we feel good about that.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

From Shaun Kelley at Bank of America: Can you talk a little bit about the ramp up or the contributions for the JV in the newly acquired hotels? Are there any renovation disruptions for any of the four?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Of the four?

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

The hotels we acquired, including the JV buyouts.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No. There really aren't.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

The second question from Shaun Kelley was: We deployed about $1.5 billion of capital, over 14 times multiple of $100 million of incremental earnings versus our guidance is only $60 million to $80 million of incremental EBITDA contribution.

Shaun, I think the quick answer is that the $1.5 billion was the gross valuation. If you just look at the net increase, it's about $1.2 billion. 14 times lines up pretty well with where you're coming out on the incremental fees.

I think that's all that I have right now or at least all that I can get through. Apologies again for the technical mix-up. If there are other questions that we haven't answered on the call today, please feel free to reach out.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Feel free to reach out to any of us. We'll see a number of you over the course of the next couple of weeks. Just in summary, I personally would like to thank the team for what I believe is just a great job in 2014. If you think about the fact that we acquired $1.5 billion in value of assets, we raised $770 million in equity, and grew FFO 58% and delevered the balance sheet by over 2 turns, I think the team's done a great job. The quality of the portfolio is good. The future looks bright. We thank you all for your time.

Operator

Pardon the interruption. This is the operator. My name is Joyce. I have just joined the call. Sir, would you like to continue with the Q&A?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Sure.

Operator

Your next question comes from the line of Shaun Kelley, Bank of America. Please proceed.

Shaun Kelley - BofA Merrill Lynch - Analyst

Not to drag this out since you did answer most of my questions, but I have one follow-up. If I got the incremental contribution right on the EBITDA, then it doesn't seem like there's that much Same Store growth built in. I'm just wondering maybe is there other disruption in the portfolio just from a modeling perspective? I'm trying to kind of square, frankly, how we were so far off from your guidance when we were kind of doing our own estimates.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

At the EBITDA level?

Shaun Kelley - BofA Merrill Lynch - Analyst

Yes, again, at the EBITDA level, Diane. So if we take your $250 million of total EBITDA, we add $60 million to $80 million, which would kind of be at that 14 times on $1.2 billion, wouldn't that imply Same Store growth of sort of 0%? If I'm being too obtuse, we could take it offline.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Shaun, why don't we catch up offline. One thing to remember, we sold a couple of assets that contributed to EBITDA in 2014. It's going to make your Same Store comparisons a little tricky. Why don't you and I just follow up offline on that one.

Shaun Kelley - BofA Merrill Lynch - Analyst

Okay. Great. Thanks, guys.

Operator

Your next question comes from the line of Rich Hightower, Evercore. Please proceed.

Rich Hightower - Evercore ISI - Analyst

I actually tried to take myself out after the email questions. I am all set. Thanks.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Okay. Thanks, Rich.

Operator

Your next question comes from the line of Wes Golladay, RBC. Please proceed.

Wes Golladay - RBC Capital Markets - Analyst

Same issue here. I tried to take myself out of the queue. Congrats on a great year.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Okay, operator, we answered a lot of questions, so we may need to go through this quickly. We certainly want to take anybody that hasn't had the opportunity.

Operator

Your next question comes from the line of Michael Kodesch, MLV & Co. Please proceed.

Michael Kodesch - MLV & Co. - Analyst

Good morning. I actually did have just two more questions, if you don't mind. First, I was wondering if you could just discuss the buyer pool and how competitive the bidding process was for the Montage. And then also, maybe just a general commentary on competition and the buyer pool out in the market today.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

The Montage deal was basically off market as was the Four Seasons at Troon. We have found in a number of situations that people believe that Strategic is the right owner for assets of that kind. And so we have had a number of people come to us with some very high quality assets. As it relates to the other assets that are out in the market, you're continuing to see everything from the Japanese to private equity to the REITs.

I think the full array of buyers are out there. You have seen some very impressive prices being paid. We think that's indicative of the value of the portfolio that we have amassed. We are very bullish about it. It's a pretty broad environment of interested buyers today, especially given the capital markets, both the availability and pricing of the debt and the equity that's out there looking for these kinds of assets.

Michael Kodesch - MLV & Co. - Analyst

Great. I appreciate the color. And then maybe just one on leverage. Now that you guys have hit your previous leverage target range, moving forward how are you kind of balancing the further deleveraging of your balance sheet versus the possible full reinstatement of a dividend?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we talked about that a lot. We are within our range today, although we're at the higher end of that range. We believe that when we look at the uses of our cash today that we should first delever a little bit more so that by the end of the cycle get to the lower end of the range. If we can do the kinds of deals that we have done most recently, we think that would be the second priority for that capital.

We are committed to reinstituting the dividend. But as we meet with our shareholders, they believe that those first two uses are priorities for the moment. As most of you know, we have NOLs today that do not require that we reinstitute the dividend, but we are committed to do that. Our Board's committed to do that but at the moment, we're still plugging away on the priorities that we have been talking about for a year.

Michael Kodesch - MLV & Co. - Analyst

Great. Thanks. That's all for me.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

You bet. Thanks.

Operator

Your next question comes from the line of Bill Crow, Raymond James. Please proceed.

Bill Crow - Raymond James & Associates, Inc. - Analyst

I am pretty much okay with my questions. But maybe you guys could just shed some light on how much demand you are seeing in your portfolio from international travelers and whether you've seen any weakness yet from the strength of the dollar.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Not at all, Bill, interestingly enough. 90% to 95% of our customers are domestic. So it's a relatively small percentage for our portfolio, and we have seen very little negative influence, if any.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Okay, thank you.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thanks, Bill.

Operator

There are no further questions in queue at this time.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you for your patience. Thank you for your support. We will see many of you over the next couple of weeks. Thanks for calling in.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.